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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Report
[ ] Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

   WICKESBERG                        MATTHEW                          J.
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   (Last)                            (First)                       (Middle)

   5050 NORTH 40th STREET, SUITE 200
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                                     (Street)

   PHOENIX                            ARIZONA                      850318
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   (City)                            (State)                        (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   MAIN STREET AND MAIN INCORPORATED
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   DECEMBER 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)
   VICE-PRESIDENT
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             |             |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             |             | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | Transaction |       |(A)|      | of Year  | Indirect | ship
Title of Security                         | Date        | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |or     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |       |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security             |Secur- |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
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 OFFICER STOCK          $6.01    05-02-02 A     30,000     05-02-02  05-01-12 COMMON 30,000          47,500     D
 OPTION (RIGH TO                                                               STOCK
  BUY)                  $4.13   07-22-02  A     5,OOO     07-22-02  07-21-12 COMMON  5000             52,500     D
                                                                               STOCK
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Explanation of Responses:

  /s/ Matthew J. Wickesberg                   01- 27-03
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**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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